Exhibit 99.1

N E W S
Cimarex Energy Co. 1700 Lincoln Street, Suite 3700 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Announces Changes to its Board of Directors:
Paul N. Eckley Joins Following the Retirement of David Hentschel

DENVER, May 28, 2019 - Cimarex Energy Co. (NYSE: XEC) today announced the retirement of David A. Hentschel from its Board of Directors and the appointment of Paul N. Eckley as an independent director of Cimarex effective May 31, 2019. Mr. Eckley will be a member of the Compensation and Governance Committee.

Cimarex Chairman, President and Chief Executive Officer, Tom Jorden, stated, “We want to thank Dave Hentschel for his dedicated service to Cimarex since joining our Board of Directors in 2002 upon the founding of the company. Dave helped guide Cimarex to become a premier operator in two of the best basins in the United States. We are delighted that Dave has agreed to serve as Director Emeritus for the next two years so that we will have ongoing access to his wisdom, insights, and tremendous depth of operational experience.”

Mr. Jorden went on to say, “We are very pleased to announce the addition Paul Eckley to the Cimarex board. His 42 years of experience investing in public and private companies across all sectors, including the oil and gas industry, coupled with the extensive leadership roles he has held, make him well qualified to serve as a director at Cimarex. We welcome his perspective and thank him for his willingness to serve.”

Mr. Eckley currently serves as Senior Vice President — Investments at State Farm® Corporate Headquarters in Bloomington, Illinois, a position he has held since 1998. He joined State Farm in 1977 as an investment analyst, was promoted to Investment Officer in 1990 and became Vice President — Common Stocks in 1995. State Farm is a top ten owner of Cimarex. Mr. Eckley was a director of the Emerging Markets Growth Fund owned by the Capital Group from 2005 until November 2016, including serving as Chairman of the Board of that fund from January 2014 through November 2016.

Mr. Eckley earned a bachelor’s degree in economics and history from Northwestern University in 1975 and a Master of Business Administration from the University of Chicago in 1977. He earned the Chartered Financial Analyst (CFA) designation in 1981.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Permian Basin and Mid-Continent areas of the U.S.

FOR FURTHER INFORMATION CONTACT

Karen Acierno — Vice-President of Investor Relations
303.285.4957